Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER AND YEAR-END RESULTS

Denver, Colorado - January 30, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announces its preliminary fourth quarter results that includes the sale of 3,757 ounces of gold and 258,252 ounces of silver resulting in total gold equivalent (AuEq) ounces of 6,768. Additionally, the company sold 2,182 tonnes of zinc, 327 tonnes of copper, and 820 tonnes of lead. During the year ending December 31, 2023, the company sold 31,085 AuEq ounces, 10,954 tonnes of zinc, 1,231 tonnes of copper, and 4,501 tonnes of lead.

“Production during the quarter was lower than the last four quarters mainly due to lower average grades as was expected in our 2023 mine plan. We continue to identify and implement opportunities for cost reductions and operational efficiencies. Our 2023 drill program resulted in encouraging positive results that demonstrate the potential to increase our resources and reserves that could lead to future increased production(1)” stated Allen Palmiere, President and CEO. “The last quarter has continued to present challenges beyond our control as the most metal prices have continued to be lower than planned and the Mexican peso has remained strong against the US Dollar. We did see an increase above plan in the gold price towards the end of the year which has helped to relieve some of the negative pressure from other metal prices.”

Sales Statistics	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Metal sold
Gold (ozs.)	3,757	7,514	18,534	30,119
Silver (ozs.)	258,252	335,168	1,036,229	1,057,209
Copper (tones)	327	372	1,231	1,348
Lead (tonnes)	820	941	4,501	5,391
Zinc (tonnes)	2,182	3,265	10,954	14,157
Average metal prices realized(2)
Gold ($ per oz.)	1,985	1,734	1,955	1,801
Silver ($ per oz.)	23.14	21.25	23.68	21.53
Copper ($ per tonne)	8,205	8,221	8,513	8,795
Lead ($ per tonne)	2,122	1,954	2,158	2,129
Zinc ($ per tonne)	2,516	2,577	2,621	3,539
Precious metal gold equivalent ounces sold
Gold Ounces	3,757	7,514	18,534	30,119
Gold Equivalent Ounces from Silver	3,011	4,107	12,551	12,638
Total AuEq Ounces	6,768	11,621	31,085	42,757

(1)	See the press release titled “Gold Resource Corporation Reports Continued Positive Drill Results at Don David Gold Mine” published September 12, 2023. The press release can be found at https://goldresourcecorp.com/news-releases/gold-resource-corporation-reports-continued-positi-6343/.
(2)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

3)
	For the three months ended:
	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Arista Mine
Tonnes Milled	110,682	116,616	116,721	113,510	116,626	111,255
Average Gold Grade (g/t)	1.98	2.51	2.33	1.59	1.52	1.44
Average Silver Grade (g/t)	80	109	94	86	73	85
Average Copper Grade (%)	0.37	0.45	0.37	0.37	0.32	0.39
Average Lead Grade (%)	1.59	1.58	1.73	1.64	1.29	1.39
Average Zinc Grade (%)	4.21	4.27	3.88	3.72	3.24	2.95
Combined
Tonnes milled(3)	110,682	116,616	117,781	113,510	116,626	111,255
Tonnes Milled per Day(4)	1,361	1,389	1,420	1,395	1,557	1,379
Metal production (before payable metal deductions)(5)
Gold (ozs.)	5,851	7,767	7,171	4,637	4,443	4,077
Silver (ozs.)	261,256	370,768	322,676	289,816	247,159	282,488
Copper (tonnes)	296	406	336	334	276	341
Lead (tonnes)	1,249	1,323	1,559	1,389	1,048	1,072
Zinc (tonnes)	3,901	4,198	3,837	3,569	3,223	2,884

(3)	Combined tonnes milled in Q1 and Q2 2022 and Q1 2023 includes 1,043, 215, and 1,060 purchased tonnes, respectively, related to a collaborative initiative with a local community to ensure the proper environmental treatment and storage of the material.
(4)	Based on actual days the mill operated during the period.
(5)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Year-End 2023 Conference Call

The Company will host a conference call Thursday, March 14, 2024 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Chet Holyoak, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=F24608AC-00ED-4198-B37C-E83FCE95DDEB

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: +1 (888) 886-7786

International:             +1 (416) 764-8658

Conference ID: 34193701

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  The company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the Don David mine and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@GRC-USA.com

www.GoldResourceCorp.com